UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 27, 2008

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Utah

(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 1090, Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(310) 670-7911

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, on July 6, 2007, Medical Discoveries, Inc., a Utah corporation now known as “Global Clean Energy Holdings, Inc.” (“Registrant”), and its wholly-owned subsidiary, MDI Oncology, Inc. (“MDI Oncology”), entered into an Asset Sale Agreement with Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, a company now known as Eucodis Pharmaceuticals GmbH (“Eucodis”), to sell all of Registrant’s rights to its SaveCream technology to Eucodis for an aggregate of 4,007,534 euros (approximately U.S. $6,089,000 based on the currency conversion rate in effect as of March 3, 2008), which consideration is payable in cash and by the assumption of certain of Registrant’s outstanding liabilities. (The Sale and Asset Purchase Agreement, dated as of July 6, 2007, as amended by the First Amendment to Sale and Asset Purchase Agreement and by the Second Amendment to Sale and Asset Purchase Agreement, are herein collectively referred to as the “Asset Agreement.”) On January 29, 2008, Registrant’s shareholders approved the Asset Agreement and the sale of the SaveCream assets to Eucodis, and the closing of the sale was scheduled to occur by the end of January 2008.

Prior to the closing of the sale under the Asset Agreement, Eucodis informed Registrant that it was unable to complete the acquisition as agreed because it had insufficient funds and that it needed to obtain additional financing. Registrant thereafter commenced discussions with Eucodis regarding the possibility of obtaining financing and possibly deferring the closing of the sale. However, as of February 27, 2008, Eucodis still had not obtained sufficient financing to complete its purchase of the SaveCream technology. Accordingly, on February 27, 2008, Registrant delivered to Eucodis a letter formally notifying Eucodis that the Asset Agreement had been terminated.

On February 29, 2008, Eucodis informed Registrant that (i) it was completing an agreement for financing, which financing would provide Eucodis with sufficient funds to purchase the SaveCream assets for the purchase price, and substantially on the terms set forth in the Asset Agreement, and (ii) that it still desired to complete the transaction contemplated by the Asset Agreement. Accordingly, on February 29, 2008, Registrant prepared a letter agreement (the “Letter Agreement”) again agreeing to sell the SaveCream Assets to Eucodis on substantially the terms set forth in the Asset Agreement. The letter agreement was countersigned by Eucodis on March 3, 2008.

Under the Letter Agreement, Registrant agreed to sell the SaveCream assets to Eucodis for the same price as the Asset Agreement and on substantially the same terms as the Asset Agreement. Under the Asset Agreement, Eucodis had agreed to pay 4,007,534 euros (or U.S. $6,089,000 based on the currency conversion rate in effect as of March 3, 2008), comprising a cash payment of 1,538,462 euros, and Eucodis’ assumption of certain of Registrant’s obligations and liabilities aggregating 2,469,072 euros. Under the letter agreement, Eucodis will continue to pay Registrant 4,007,534 euros for the assets, of which 1,538,462 euros is required to be paid at the closing. However, the amount indebtedness that Eucodis is required to assume will be reduced by 332,875 euros, and Eucodis will be required to pay Registrant 332,875 additional euros at the closing. Accordingly, at the closing, Registrant will receive a total of 1,871,337 euros (or approximately U.S. $2,842,000 based on the currency conversion rate in effect as of March 3, 2008). Except as set forth herein, the purchase and sale of the SaveCream assets will be effected substantially in accordance with the Asset Agreement. The closing of the sale to Eucodis is currently scheduled to occur at such time as Eucodis completes its financing, but in no event later than April 30, 2008.

Although Eucodis has entered into an agreement with an investor to provide it with the funds necessary to complete the purchase of the SaveCream assets, no assurance can be given that Eucodis will, in fact, be able to obtain the necessary funds to purchase the SaveCream assets or that the transaction agreed to in the Letter Agreement will be completed by April 30, 2008, or ever.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As disclosed in Item 1.01 above, on February 27, 2008, Registrant delivered to Eucodis a letter formally notifying Eucodis that the Asset Agreement had been terminated.

As disclosed in Registrant’s filings with the Securities and Exchange Agreement, on July 29, 2006 Registrant and Eucodis entered into a Definitive Master Agreement (the “License Agreement”) pursuant to which Registrant licensed to Eucodis the exclusive right to develop, manufacture and commercialize Registrant’s SaveCream product in the European Union and certain surrounding countries. Under the License Agreement Eucodis was obligated to develop the products through Phase II clinical trials in accordance with U.S. Food and Drug Administration and European Medicines Agency standards. Because Eucodis had notified Registrant that it needed to obtain additional funding to continue its operations and, because of a lack of financing that it had suspended and discontinued its business operations, Registrant on February 27, 2009 delivered to Eucodis a notice pursuant to Sections 4.5(d) and 15.2 of the License Agreement that the License Agreement was terminated. Accordingly, all rights to the SaveCream rights have reverted to Registrant and, if Eucodis does not complete the purchase of the SaveCream assets in accordance with the Letter Agreement, Registrant will be the sole owner of all of the SaveCream rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2008	GLOBAL CLEAN ENERGY HOLDINGS, INC. By: /s/ Richard Palmer Richard Palmer, President and Chief Executive Officer